JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities Filed Pursuant to Rule 433 Registration Statement Nos. 333-236659 and 333-236659-01 Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Common Stock of The Boeing Company due October 21, 2025 Fact Sheet dated October 4, 2022 to Preliminary Pricing Supplement dated October 4, 2022 Summary of Terms Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co. Guarantor: JPMorgan Chase & C0. Underlying Stock: The common stock of The Boeing Company (Bloomberg ticker: BA) Pricing Date1: October 14, 2022 Issue Date1: October 19, 2022 Stated Maturity Date1, 2: October 21, 2025 Principal Amount: $1,000 per security (100% of par) Automatic Call: If the stock closing price of the Underlying Stock on any call date is greater than or equal to the starting price, the securities will be automatically called for the principal amount plus the call premium applicable to that call date. Call Dates1, 2 and Call Premiums†: Call Date1, 2 Call Premium† October 19, 2023 At least 19.60% of the principal amount April 19, 2024 At least 29.40% of the principal amount October 21, 2024 At least 39.20% of the principal amount April 21, 2024 At least 49.00% of the principal amount October 14, 2025 (the final calculation day) At least 58.80% of the principal amount †To be provided in the pricing supplement Call Settlement Date1, 2: Five business days after the applicable call date, provided that the call settlement date for the final call date is the stated maturity date Maturity Payment Amount (per security): If the securities are not automatically called:  if the ending price is less than the starting level, but greater than or equal to the threshold price: $1,000; or  if the ending price is less than the threshold price: $1,000 + [$1,000 × (stock return + buffer amount)] Starting Price: The stock closing price of the Underlying Stock on the pricing date Ending Price: The stock closing price of the Underlying Stock on the final calculation day Stock Return: (ending price – starting price) / starting price Buffer Amount: 15% Threshold Price: 85% of the starting price Calculation Agent: J.P. Morgan Securities LLC (“JPMS”) Denominations: $1,000 and any integral multiple of $1,000 CUSIP: 48133NPA0 Fees and Commissions: Up to 2.725% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 1.75% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.15% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers. Tax Considerations: See the preliminary pricing supplement. 1 Subject to change 2 Subject to postponement Hypothetical Payout Profile* *Assumes a call premium for each call date equal to the minimum call premium for that call date If the securities are not automatically called and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount, and you will lose some, and possibly up to 85%, of the principal amount of your securities at maturity. Any positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the Underlying Stock on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Underlying Stock beyond the applicable call premium. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities. If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $950.80 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $930.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information. Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/1665650/000182912622017407/jpm_424b2.htm The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement. The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank. THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement and product supplement.

Selected Risk Considerations The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.  If the Securities Are Not Automatically Called and the Ending Price Is Less Than the Threshold Price, You Will Lose Up to 85% of the Principal Amount of Your Securities at Maturity.  The Potential Return on the Securities Is Limited to the Call Premium.  You Will Be Subject to Reinvestment Risk  The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.  As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.  No Interest or Dividend Payments or Voting Rights  Lack of Liquidity  The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.  The Tax Consequences of an Investment in the Securities Are Uncertain.  Potential Conflicts  The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.  The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.  The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.  The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.  Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.  Many Economic and Market Factors Will Impact the Value of the Securities.  No Affiliation with the Underlying Stock Issuer.  The Anti-Dilution Protection Is Limited and May Be Discretionary.  Any Payment on the Securities Will Depend upon the Performance of the Underlying Stock and Therefore the Securities Are Subject to Risks Associated with the Underlying Stock, Each as Discussed in the Accompanying Pricing Supplement and Product Supplement. SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.